                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         GOLF TRUST OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             GOLF TRUST OF AMERICA, INC.

                    NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Golf Trust of America, Inc. (the "Company") will be held at the Charleston Place Hotel, 130 Market Street, Charleston, South Carolina, on May 18, 1998 at 9:30 a.m. for the following purposes:

     1. to amend the Charter of the Company;

     2. to ratify the 1997 Stock-Based Incentive Plan;

     3. to elect two directors to the Company; and

     4. to transact such other business as may properly be brought before the 1998 Annual Meeting or any adjournments or postponements thereof.

     The close of business on April 1, 1998 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be entitled to vote.

     You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly sign, date and return the enclosed proxy card in the enclosed self-addressed, postage prepaid envelope.
It will assist us in keeping down the expenses of the Annual Meeting if all stockholders, whether you own a few shares or many shares, return your signed proxies promptly.

     A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING MUST BE REPRESENTED AT THE ANNUAL MEETING, IN PERSON OR BY PROXY, IN ORDER TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COSTS TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.

                    YOUR VOTE IS IMPORTANT.

                    By Order of the Board of Directors,



                    DAVID J. DICK
                    Secretary

Charleston, South Carolina
April 25, 1998

                                   PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golf Trust of America, Inc. (the "Company", or "Golf Trust") for use at the Annual Meeting of Stockholders to be held on May 18, 1998 (the "1998 Annual Meeting").

     The Company's principal executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina, 29401. A copy of the Company's 1997 Annual Report to Stockholders and this Proxy Statement and accompanying proxy card will be first mailed to stockholders on or about April 25, 1998.

VOTING PROCEDURES

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

     You have three choices on each of the matters to be voted upon at the 1998 Annual Meeting:

     1. Concerning the amendments to the Company's Articles of Amendment and Restatement (the "Charter"), you may: (a) vote "For" the amendment; (b) vote "Against" the amendment; or (c) "Abstain" from voting for the amendment. As discussed below, if you abstain from voting on any matter it will have the effect of a vote "Against" the amendment if a quorum is present.

     2. Concerning the ratification of the Company's 1997 Stock-Based Incentive Plan (the "Plan"), you may: (a) vote "For" the plan; (b) vote "Against" the plan; or (c) "Abstain" from voting for the plan. As discussed below, if you abstain from voting on the plan it will have the effect of a vote "Against" the plan if a quorum is present.

     3. Concerning the election of directors, by checking the appropriate box on your proxy card you may: (a) vote for all of the director nominees; (b) withhold authority to vote for all director nominees; or (c) vote for a director nominee and withhold authority to vote for the other director nominee.

     Stockholders may vote by either completing and returning the enclosed proxy card prior to the 1998 Annual Meeting, voting in person at the 1998 Annual Meeting, or submitting a signed proxy card at the 1998 Annual Meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF HOW MANY OR FEW SHARES YOU OWN AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the 1998 Annual Meeting by: (a) delivering written notice of your revocation to the Secretary of the Company at 14 North Adger's Wharf, Charleston, South Carolina, 29401; (b) submitting a later dated proxy; or (c) attending the 1998 Annual Meeting and voting in person. Attendance at the 1998 Annual Meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the 1998 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the 1998 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1, 2, 3, 4 and 5 on the proxy card and will be voted in the discretion of the persons named as proxies on the other business that may properly come before the 1998 Annual Meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on the outcome.

     The presence at the 1998 Annual Meeting, in person or by proxy, of a majority of the shares of the Company's Common Stock ("Common Stock") issued and outstanding as of April 1, 1998, will constitute a quorum.

     Votes cast at the 1998 Annual Meeting will be tabulated by ChaseMellon Shareholder Services which will act as inspectors of election for the 1998 Annual Meeting.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     Stockholders of record at the close of business on April 1, 1998 are entitled to vote at the 1998 Annual Meeting. At that date, 7,631,694 shares of Common Stock were outstanding. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the 1998 Annual Meeting. Each share of Common Stock is entitled to one vote.

                                     PROPOSAL 1:

               APPROVAL OF CHARTER AMENDMENT REGARDING INDEMNIFICATION
                        OF DIRECTORS AND PAYMENT OF EXPENSES

     At the Company's 1998 Annual Meeting, the Company's stockholders are being asked to approve amendments to the Company's Charter concerning indemnification of directors and advance payment of director's expenses incurred by a director who is involved in a suit or action pertaining to his or her position on the board.

     Article VIII, Section 1 of the Company's Charter provides that the Company must indemnify, to the fullest extent permitted by Maryland law, its officers and directors against any suit or action against them in their official capacity and that the Company must pay for all expenses and costs of defending such suit or action. Article VIII, Section 2 of the Charter also permits the Company to purchase and maintain liability insurance on behalf of each officer and director to the fullest extent permitted under the Maryland General Corporation Law (the "MGCL").

     Currently, the Company's Charter expressly permits, but does not require, the Company to pay defense costs in advance and expressly permits, but does not require, the Company to maintain liability insurance on behalf of the officers and directors. By not requiring the Company to purchase liability insurance on behalf of its directors, there is a possibility that the Company, for whatever reason, could not be able to meet its obligations to directors if there was an adverse ruling in such a suit or action. Moreover, if the Company is not required to advance the costs of an action or suit against its directors, such directors would be required to advance potentially large sums of money for litigation costs. These potential scenarios could have a negative impact on the Company. Such consequences could discourage directors from continuing at their posts or could make directors more risk averse in making their board decisions. Such consequences could also deter new highly qualified directors from accepting a position on the board. Continuity of board service, thoughtful decision-making without regard to personal risk, and the ability to attract new highly qualified directors are essential elements to the Company's growth and success. For these reasons, it is necessary to amend the Company's Charter to require the Company to advance the costs of defending any suit or action against a director acting in his or her capacity as such and to require the Company to maintain liability insurance on behalf of its directors. The Company would only be required to advance such defense costs to the fullest extent permitted under Maryland law. Section 2-418 of the MGCL permits the Company to advance expenses and costs if the director in question submits a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met and an agreement by the director to repay the amount if it is ultimately determined that such standard has not been met.

     The Board of Directors has determined that it is in the best interests of the Company to amend the Charter to require the Company to both advance the costs of any action or suit against any director acting in his or her capacity as such and to also require the Company to maintain adequate liability insurance on behalf of its directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CHARTER. PURSUANT TO THE CHARTER, THE AFFIRMATIVE VOTE OF 66 2/3% OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.

                                     PROPOSAL 2:

                      APPROVAL OF CHARTER AMENDMENT REGARDING
              STOCKHOLDER APPROVAL OF CERTAIN AMENDMENTS TO THE CHARTER

     At the 1998 Annual Meeting, Company stockholders are being asked to approve amendments (the "Supermajority Vote Provisions") to the Anti-Takeover Provisions (as herein defined) of the Company's Charter.

     The Company's Board of Directors believes that the Supermajority Vote Provisions will be in the best interests of the Company. The Supermajority Vote Provisions would help to ensure the continuity and stability of Golf Trust, as well as help to minimize disruptions to Golf Trust's management, by tending to discourage attempts to gain control of the Company or its assets through a hostile takeover. A hostile takeover attempt could prove to be highly disruptive to the business and operations of Golf Trust and could result in a significant diversion of the time and resources of Golf Trust's management.

     With certain limited exceptions not applicable to the Supermajority Vote Provisions, the MGCL permits a corporation to include a provision in its Charter requiring the vote of a larger proportion of the shares of any class or series than is otherwise required under the MGCL to take any or all corporate actions.


EFFECTS OF SUPERMAJORITY VOTE PROVISIONS; COMPARISON WITH
PROVISIONS OF COMPANY CHARTER AND LAW

     Under the Supermajority Vote Provisions, in addition to any Board and/or stockholder approvals required under applicable law, the proposal must be approved by the affirmative vote of at least a majority of the continuing directors (as defined in the Company's charter). If such proposal does not receive such vote, the Company would need approval of stockholders by the affirmative vote of shares representing at least 80% of the combined voting power of the Company's outstanding shares entitled to vote thereon.

     The Supermajority Vote Provisions would, as permitted by the MGCL, override various provisions of the MGCL that would otherwise prescribe the stockholder approval required for certain corporate actions and procedures.

     Under the MGCL, in order to amend the corporate charter, (i) the board of directors proposing the amendment must adopt a board resolution that sets forth the proposed amendment and declares it advisable, and (ii) the amendment must be approved by the affirmative vote of 66 2/3% of all votes entitled to be cast on the matter. The MGCL also permits the charter of a corporation to require a greater or lesser percentage vote on any matter, provided that the charter may not permit any matter requiring stockholder approval to be so approved by less than a majority of the votes entitled to be cast on the matter.

     Article XI, Section 3(a) of the Company's Charter provides that amendments to the Charter require the affirmative vote of a majority of all votes entitled to be cast by the Company's stockholders; provided, that amendments to the following sections of the Charter, among with selected others, require the approval of 66 2/3% of the votes entitled to be cast: Article VI, Section 2 (requiring a classified board); Article VI, Section 3 (procedure for removal of directors); Article VI, Section 5 (prohibiting cumulative voting); Article VIII (provisions regarding indemnification and limitation of liability of directors and officers); and Article V (restricting share transfers and authorizing blank check shares) (collectively, the "Anti-Takeover Provisions").

OTHER EFFECTS

     The Supermajority Vote Provisions will have the effect of giving Golf Trust's continuing directors a veto power over transactions that would result in a change of control of Golf Trust or all or substantially all of its assets, even if such transactions are desired by a majority of the voting power of the outstanding shares entitled to vote thereon. However, 80% of the voting power of the outstanding shares entitled to rule will override a board vote in these circumstances. Another effect of the Supermajority Vote Provisions will be to give the holders of shares representing a minority of Golf Trust's voting power a veto power over a change-of-control transaction which a majority (but less than 80%) of the shareholders may believe is desirable. These provisions may have takeover-resistive effects. The Company also has other corporate attributes that may have the effect of helping the Company to resist an unfriendly acquisition. Based on their beneficial ownership of the shares as of March 15, 1998, directors, officers and owners of 5% or more of the Company's Common Shares, beneficially own shares representing an aggregate of 18.28% of the combined voting power of Golf Trust's outstanding shares. This figure does not include OP Units that may be redeemed for the Company's Common Shares. See Security Ownership of Certain Beneficial Owners and Management.

     Proposals 2 and 3 are not in response to any anticipated effort by a minority shareholder or group of shareholders to attain representation on the Board of Directors or acquire greater influence in the management of Golf Trust's business. Further, they are not in response to any anticipated attempt to acquire control of Golf Trust.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CHARTER. PURSUANT TO THE CHARTER, THE AFFIRMATIVE VOTE OF 66 2/3% OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.

                                     PROPOSAL 3:

                       APPROVAL OF CHARTER AMENDMENT REGARDING
                    APPLICABILITY OF STOCK TRANSFER RESTRICTIONS

     At the 1998 Annual Meeting, Company stockholders are being asked to approve an amendment regarding the Stock Transferability Restriction (as herein defined) in the Company's Charter.

     The Company's Board of Directors believes that amending the Stock Transferability Restriction will be in the best interests of the Company.
The Stock Transferability Restriction would help to ensure the continuity and stability of Golf Trust, as well as help to minimize disruptions to Golf Trust's management, by tending to discourage attempts to gain control of the Company or its assets through a hostile takeover. A hostile takeover attempt could prove to be highly disruptive to the business and operations of Golf Trust and could result in a significant diversion of the time and resources of Golf Trust's management. For possible detrimental effects to stockholders, see "Proposal 2 -- Approval of Charter Amendment Regarding Stockholder Approval of Certain Amendments to the Charter -- Other Effects."

     Article V, Section 2 of the Company's Charter provides that no person shall own shares in excess of the ownership limit (9.8%) and that any attempt or purported transfer that would cause any person to own shares in excess of the ownership limit will be deemed to be held in a trust for a beneficiary to be named by the Company (the "Stock Transferability Restriction").

     Effective October 1, 1997, the State of Maryland amended the MGCL to provide that the charter of a Maryland corporation may contain "restrictions on transferability FOR ANY PURPOSE, including restrictions designed to permit a corporation to qualify as . . . a real estate investment trust under the Internal Revenue Code. . ." Section 2-105, MGCL (Emphasis added). In light of an unwanted takeover attempt, the current language of the Company's Charter does not fully reflect the scope or breadth of the newly amended Section 2-105.

     In order to take maximum advantage of Section 2-105, the Board of Directors has determined that it is in the best interest of the Company to amend Section 2(b) of the Company's Charter to provide expressly that each of the transfer restrictions enumerated in Section 2(b) applies whether or not a proposed transfer or acquisition of shares would affect the status of the Company as a real estate investment trust.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CHARTER. PURSUANT TO THE CHARTER, THE AFFIRMATIVE VOTE OF 66 2/3% OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.

                                     PROPOSAL 4:

                            RATIFICATION OF THE COMPANY'S
                           1997 STOCK-BASED INCENTIVE PLAN

STOCK-BASED COMPENSATION PLANS

     The Company has established three stock-based incentive plans (collectively the "Plans"): the Directors' Plan (as defined below) is for Independent Directors and the two Stock Incentive Plans (as defined below) are for executive officers, other key employees and consultants associated with the Company. Such plans are described next. At the 1998 Annual Meeting, Company stockholders are being asked to ratify the Company's 1997 Stock-Based Incentive Plan. If the Stockholders don't ratify the 1997 Stock-Based Incentive Plan, the Board of Directors will consider, but not be required to, terminate or amend the 1997 Stock-Based Incentive Plan.

STOCK INCENTIVE PLANS

     1997 STOCK-BASED INCENTIVE PLAN. On May 19, 1997 the Compensation Committee recommended approval and the Board of Directors adopted the Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (the "1997 Stock-Based Incentive Plan"). A maximum of 600,000 shares of Common Stock may be issued under the 1997 Stock-Based Incentive Plan, which amount has been reserved for issuance by the Board of Directors. Through the date hereof, the Compensation Committee has awarded grants relating to 560,939 shares (such that 39,061 shares remain available for grant) under the 1997 Stock-Based Incentive Plan.

     ORIGINAL INCENTIVE PLAN. On January 28, 1997, the Company's sole stockholder approved the Board of Directors' adoption of the Golf Trust of America 1997 Stock Incentive Plan (the "Original Incentive Plan" and, together with the 1997 Stock-Based Incentive Plan, the "Stock Incentive Plans"). The Original Plan relates to a maximum of 500,000 shares of Common Stock, all of which are the subject of current option grants. If any such grant fails to vest or is otherwise terminated, the underlying shares will again be available for grant under the Original Incentive Plan.

     Certain terms common to both Stock Incentive Plans are described below.

     PURPOSE. By enabling participants to share in ownership of the Company, the Stock Incentive Plans provide additional means with which the Company can attract, motivate, retain and reward its officers and key employees and certain consultants. The Stock Incentive Plans are designed to provide incentives to officers, key employees and consultants to maximize the Company's stock price and cash flow available for distribution. At the Compensation Committee's discretion, awards under the Stock Incentive Plans may take the form of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance share awards and/or stock bonuses (collectively "Awards").

     ADMINISTRATION. The Stock Incentive Plans are administered by the Compensation Committee, which is authorized to select from among the eligible persons the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the Plan. No member of the Compensation Committee is eligible to participate in the Stock Incentive Plans.

     AWARDS UNDER THE STOCK INCENTIVE PLANS. To eligible employees the Stock Incentive Plans authorize the Compensation Committee to make the following types of awards:

     NONQUALIFIED STOCK OPTIONS, which provide for the right to purchase Common Stock at a specified price that may be less than fair market value on the date of grant (but not less than par value), and usually become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

     INCENTIVE STOCK OPTIONS, which are designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of the Common Stock on the grant date and a 10 year restriction on their term, but may be subsequently modified to disqualify them from treatment as incentive stock options.

     RESTRICTED STOCK, which may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Consideration for restricted stock may include notes and past services. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     PERFORMANCE AWARDS, which may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

     STOCK APPRECIATION RIGHTS, may be granted under the 1997 Stock-Based Incentive Plan only and may be made in tandem with other Awards or independently. Each SAR entitles the holder, upon exercise, to receive the difference between the initial share value specified in the SAR Award and the fair market value of a share of Common Stock on the date of exercise. At the Compensation Committee's discretion, payments under SARs may be made in cash, shares of Common Stock (valued at fair market value) or any combination thereof.

DEFERRED COMPENSATION PLAN

     The Company intends to establish a deferred compensation plan under which executive officers of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one tax year until a later tax year and thereby postpone payment of tax on the deferred amount. Prior to the beginning of any taxable year, such executive officers may elect to defer receipt of such amount of cash compensation until a future date or until an event selected by such persons pursuant to the terms of the plan. Deferred compensation is invested in a separate trust account.

AWARDS UNDER THE STOCK INCENTIVE PLANS

     Certain information regarding awards given pursuant to the Stock Incentive Plans is listed below.

                        STOCK-BASED COMPENSATION PLAN BENEFITS

                                 Date of                                   Number of
            Name                  Grant            Type of Grant             Shares               Exercise/Purchase Price
            -----                 ------           -------------             -------              -----------------------
 W. Bradley Blair, II             2/6/97 (1)           options              150,000                        $21.00

                                 4/25/97 (1)           options               90,000                        $24.875

                                 5/19/97 (2)           options              160,000                        $25.75

                                 9/19/97 (2)      restricted stock           30,000                        $ 0.01

                                  1/1/98 (2)      restricted stock           9,507                         $ 0.01

 David J. Dick                    2/6/97 (1)           options              125,000                        $21.00

                                 4/25/97 (1)           options               75,000                        $24.875

                                 5/19/97 (2)           options              130,000                        $25.75

                                 9/19/97 (2)      restricted stock           25,000                        $ 0.01

                                  1/1/98 (2)      restricted stock           7,809                         $ 0.01

 Scott D. Peters                  2/6/97 (1)           options               40,000                        $21.00

                                 4/25/97 (1)           options               20,000                        $24.875

                                 5/19/97 (2)           options               80,000                        $25.75

                                 9/19/97 (2)      restricted stock           15,000                        $ 0.01

                                  1/1/98 (2)      restricted stock           3,623                         $ 0.01

 Roy C. Chapman                   2/6/97 (3)           options               5,000                         $21.00

                                  2/6/98 (3)           options               5,000                         $29.00
 Raymond V. Jones                 2/6/97 (3)           options               5,000                         $21.00

                                  2/6/98 (3)           options               5,000                         $29.00

 Fred W. Reams                    2/6/97 (3)           options               5,000                         $21.00

                                  2/6/98 (3)           options               5,000                         $29.00

 Edward L. Wax                    2/6/97 (3)           options               5,000                         $21.00

                                  2/6/98 (3)           options               5,000                         $29.00

 Other Employees                 5/19/97 (2)           options               50,000                        $25.75

                                 1/30/98 (2)           options               50,000                        $29.125

---------------------------

     (1)1997 Stock Incentive Plan
     (2)1997 Stock-Based Incentive Plan
     (3)1997 Non-Employee Directors' Plan

SECURITIES LAWS

     The 1997 Stock-Based Incentive Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 1997 Stock-Based Incentive Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted under applicable law, the 1997 Stock-Based Incentive Plan and awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

GENERAL FEDERAL TAX CONSEQUENCES UNDER THE 1997 STOCK-BASED INCENTIVE PLAN

     Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, SAR's, restricted stock, deferred stock, dividend equivalents, performance awards and stock payments under the 1997 Stock-Based Incentive Plan are taxable under Section 83 of the Code upon their receipt of Common Stock or cash with respect to such awards or grants and, subject to
Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of incentive stock options are generally not taxable on their receipt of common stock upon their exercise of incentive stock options if the incentive stock options and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to income tax deductions with respect to such exercises. Participants in the 1997 Stock-Based Incentive Plan have or will be provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the plan.

     In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Rights or awards granted under the 1997 Stock-Based Incentive Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon preestablished objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company.

     The Company has attempted to structure the 1997 Stock-Based Incentive Plan in such a manner that subject to obtaining stockholder ratification of the 1997 Stock-Based Incentive Plan, the renumeration attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation.

                                     PROPOSAL 5:

                                ELECTION OF DIRECTORS

     The Charter of the Company provides for the Company's Board of Directors to be divided into three classes, serving staggered terms so that director's initial terms expire at the 1998, 1999 and 2000 Annual Meeting of Stockholders. The preceding notwithstanding, directors serve until their electors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The following persons have been nominated by the Nominating Committee (as herein defined) and shall be designated as nominees to serve on the Board until the 2001 Annual
Meeting: Mr. David J. Dick and Mr. Roy C. Chapman. If either of such nominees should unexpectedly become unavailable for election, proxies will be voted for the election of persons selected as nominees in their place by the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MESSRS. DICK AND CHAPMAN TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE 2001 ANNUAL MEETING, AT WHICH TIME THEIR SUCCESSORS WILL BE ELECTED AND QUALIFIED.

     Certain information about Messrs. Dick and Chapman is set forth below.

                    Name               Age          Position
                    ----               ---          --------
       David J. Dick . . . . . . . .    38   Executive Vice President, Director

       Roy C. Chapman (1)(2)(3). . .    57   Independent Director

-----------------

(1)  Audit Committee Member.
(2)  Compensation Committee Member.
(3)  Nominating Committee Member.

     Mr. Dick is Executive Vice President of the Company. From 1993 until the Company's IPO, Mr. Dick worked with the Inland Group, Inc. as a consultant specializing in real estate investment banking and golf course finance. From 1983 to 1992 Mr. Dick served as Vice President of Development and Asset/Portfolio Management for Thoner & Birmingham Development Corporation, a golf and country club community developer that is affiliated with the owner of Northgate Country Club. While with Thoner & Birmingham Development Corporation, Mr. Dick's responsibilities included many aspects of golf course and country club development, finance, operations and management. Mr. Dick received a Bachelor of Science in Business Administration from Central Missouri State University. Mr. Dick is a Certified Commercial Investment Member.

     Mr. Chapman is an Independent Director. Mr. Chapman currently is the Chairman, Chief Executive Officer and principal stockholder of Human Capital Resources, Inc., which was formed to assist students to finance higher education. From 1987 until his retirement in February 1993, he was Chairman and Chief Executive Officer of Cache, Inc., the owner and operator of a nationwide chain of upscale women's apparel stores. He has served as the Chief Financial and Administrative Officer of Brooks Fashion Stores and was a partner in the international accounting and consulting firm of Coopers & Lybrand LLP. Mr. Chapman has also served as a member of the staff of the Division of Market Regulation of the Securities and Exchange Commission and acted as a consultant to the Special Task Force to Overhaul the Securities Investors Protection Act.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

     BOARD OF DIRECTORS. The Company is currently managed by a Board of Directors, that is composed of seven members, a majority of which are independent of the Company's management. The Board met four times in 1997 and acted by unanimous consent on eight other occasions. The Compensation Committee acted by unanimous consent three times and the Audit Committee met once during a regular board meeting. Each of the directors with the exception of Larry D. Young, who was absent from two meetings, either attended or participated by speakerphone in at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member.

     AUDIT COMMITTEE. The Board of Directors has established an audit committee consisting of three Independent Directors (the "Audit Committee"). Mr. Jones is currently the chairman of the Audit Committee. The Audit Committee's role is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     COMPENSATION COMMITTEE. The Board of Directors has established a compensation committee (the "Compensation Committee") to determine compensation, including awards under the Company's Stock Incentive Plans, for the Company's executive officers. The Compensation Committee consists of three Independent Directors. The current chairman is Mr. Chapman. The Compensation Committee report is set forth below.

     NOMINATING COMMITTEE. The Board of Directors has established a nominating committee (the "Nominating Committee") to determine the nominees for the Company's Board of Directors. The Nominating Committee consists of three directors, Mr. Chapman, Mr. Reams and Mr. Blair, who serves as the chairman.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

COMPENSATION OF DIRECTORS

     The Company pays its Independent Directors fees for their services as directors. Directors receive annual compensation of $10,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors (whether in person or telephonically) and $500 for attending committee meetings. Directors who are not Independent Directors are not paid any director fees. The Company reimburses directors for their reasonable and documented out-of-pocket travel expenses.

DIRECTORS' PLAN

     On January 28, 1997 the Company's sole stockholder approved the Board of Directors' adoption of the Golf Trust of America 1997 Non-Employee Directors' Plan (the "Directors' Plan").

     SHARE AUTHORIZATION. A maximum of 100,000 shares of Common Stock may be issued under the Directors' Plan except that the share limitation and terms of outstanding awards may be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

     ELIGIBILITY. The Directors' Plan provides for the grant of options to purchase Common Stock to each eligible director of the Company. No director who is an employee of the Company or an owner who contributes a golf course to the Company and receives OP Units is eligible to participate in the Directors' Plan.

     OPTIONS. Pursuant to the Directors' Plan each director was awarded nonqualified options to purchase 5,000 shares of Common Stock in connection with the Company's IPO. Such initial grants are exercisable at the IPO price of $21.00 per share. Each subsequently elected eligible director will receive nonqualified options to purchase 5,000 shares of Common Stock on the date such director is first elected or appointed to the Board of

Directors. The Directors' Plan also provides for an automatic annual grant to each eligible Director of options to purchase 5,000 shares of Common Stock, beginning in 1998. The exercise price of all options grants under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant. All awards under the Directors' Plan vest immediately upon grant. The exercise price may be paid in cash, cash equivalents, Common Stock or a combination thereof acceptable to the Compensation Committee. Options granted under the Directors' Plan are exercisable for 10 years from the date of grant.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction,upon the grant of an option. Upon the exercise of an option the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

     AMENDMENT AND TERMINATION. The Directors' Plan provides that the Board may amend or terminate the Directors' Plan, but the terms relating to the amount, price and timing of awards may not be amended more than once every six months other than to comport with changes in the Code, or the rules and regulations thereunder. An amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares that may be issued under the Directors' Plan, (ii) changes the eligibility requirements or
(iii) increases the benefits that may be provided under the Directors' Plan. No options may be granted under the Directors' Plan after December 31, 2006.

DIRECTORS AND OFFICERS INSURANCE

     The Company maintains directors and officers liability insurance. Directors and officers liability insurance insures (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company, and (ii) the Company to the extent that it has indemnified the directors and officers for such loss.

INDEMNIFICATION

     The Charter provides that the Company shall indemnify its officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law.

OTHER MATTERS AT THE MEETING

     The Board of Directors does not know of any matters to be presented at the 1998 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 1998 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.


                                DIRECTORS AND OFFICERS


     The Company's Board of Directors consists of seven (7) members. The directors include W. Bradley Blair II, Chairman, Chief Executive Officer and President, David J. Dick, Executive Vice President and Larry D. Young, founder of Legends Golf. The remaining directors are independent directors who are not employees of the Company (the "Independent Directors"). Subject to severance compensation rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

     Set forth below is information with respect to the Company's directors and executive officers.

              Name                Age                  Position
              ----                ---                  --------
 W. Bradley Blair, II (1)  .       54    Chairman of the Board of Directors,
                                         Chief Executive Officer and President

 David J. Dick . . . . . . .       38    Executive Vice President, Director

 Scott D. Peters . . . . . .       40    Senior Vice President and Chief
                                         Financial Officer

 Larry D. Young  . . . . . .       56    Director

 Roy C. Chapman (1)(2)(3)  .       57    Independent Director

 Raymond V. Jones (2)  . . .       50    Independent Director

 Fred W. Reams (1)(3)  . . .       55    Independent Director

 Edward L. Wax (2)(3)  . . .       61    Independent Director

------------------------

(1)  Nominating Committee Member.
(2)  Audit Committee Member.
(3)  Compensation Committee Member.


     Mr. Blair is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. From 1993 until the Company's IPO, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for Legends Golf. As an officer of Legends Group Ltd., Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair, Conaway Bograd & Martin, P.A., a law firm, specializing in real estate, finance, taxation and acquisitions. Mr. Blair received a Bachelor of Science Degree in Business from Indiana University and a Juris Doctorate from the University of North Carolina at Chapel Hill Law School.

     Mr. Peters is Senior Vice President and Chief Financial Officer of the Company. From 1992 through 1996, Mr. Peters served as Senior Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles, where he participated in the management of a 4,000 acre real estate portfolio consisting of residential, commercial and country club properties focusing on master-planned golf communities. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Homes, Inc; and during 1990 and 1991 lectured on Real Estate Finance and Asset Management at California State University at Bakersfield. Mr. Peters is a certified public accountant and worked with Arthur Andersen & Co. and Laventhol & Horwath from 1981 to 1985. From 1986 to 1988, Mr. Peters worked with a general partnership that managed the construction of the Scottsdale Princess Resort. He received a Bachelor of Arts degree in Accounting and Finance with honors from Kent State University and a Masters Degree in Taxation from the University of Akron, Ohio.

     Mr. Young is a director of the Company and is the founder of Legends Golf. Mr. Young has been involved in the golf business for 25 years, and for 21 of those years in Myrtle Beach. In 1975 he moved to Myrtle Beach, South Carolina, where he started what became Legends Golf, a leading golf course owner, developer and operator in the southeast and Mid-Atlantic regions of the United States. Mr. Young has developed 10 courses during that time, four of which were rated the best new course in their respective category in the year developed by GOLF DIGEST. Mr. Young has served in numerous capacities in golf industry related non-profit organizations.

     Mr. Jones is an Independent Director. From 1984 until March 1998, Mr. Jones was the Executive Vice President of Summit Properties Inc. Summit Properties Inc. is a publicly-traded REIT listed on the New York Stock Exchange and is one of the largest developers and operators of luxury garden multifamily apartment communities in the southeastern United States. While at Summit Properties Inc., Mr. Jones oversaw the development of 26 communities comprising nearly 6,500 apartment homes in Georgia, North Carolina, South Carolina and Ohio. Prior to 1984, Mr. Jones served as General Operations Manager for both the Charlotte and Houston divisions of Ryan Homes, Inc. Mr. Jones earned a B.A. in Political Science from George Washington University.

     Mr. Reams is an Independent Director. Since 1981 Mr. Reams has served as the President of Reams Asset Management Company, LLC ("Reams Management"), an independent private investment firm, which he co-founded. Reams Management employs a staff of 20 persons and manages approximately $2.5 billion in assets. In addition, Mr. Reams has served as President of the Board of Directors of the Otter Creek Golf Course since 1981. Otter Creek, located in Indiana and rated in the top 25 public courses by GOLF DIGEST in 1990, recently expanded to 27 holes and has hosted several noteworthy tournaments including multiple U.S. Open and U.S. Senior Open Qualifiers and four American Junior Golf Association Championships.

     Mr. Wax is an Independent Director. Mr. Wax is currently Chairman Emeritus of Saatchi & Saatchi ("Saatchi") Advertising Worldwide. From 1992 until when he was recently appointed to his current position, Mr. Wax served as Chairman and Chief Executive Officer of Saatchi. There, Mr. Wax has been responsible for the operations of 143 offices, in 87 countries. Mr. Wax has been employed by Saatchi since 1982. Mr. Wax was formerly Chairman of The American Association of Advertising Agencies as well as a director of both the Ad Council and the Advertising Educational Foundation. Mr. Wax serves on the Board of Directors of Dollar Thrifty Automotive Group. Mr. Wax holds an M.B.A. from the Wharton Graduate School of Business and an undergraduate degree from Northeastern University.

                               EXECUTIVE  COMPENSATION

     The Company has three executive officers. Prior to the IPO, the Company did not pay any compensation to its executive officers. The following tables set forth 1997 compensation (on an annualized basis) and certain information regarding stock option and restricted stock grants made through the date hereof to the Company's executive officers.

                          SUMMARY COMPENSATION TABLE,  1997

                                                                                                           LONG-TERM
                                                                                                          COMPENSATION
                                                                                                       -------------------
                                                                                                             AWARDS
                                                                                                        -----------------
                                                               ANNUAL COMPENSATION               RESTRICTED           SECURITIES
                                                             -----------------------               STOCK              UNDERLYING
                                                                                                   AWARDS               OPTIONS
 NAME                           PRINCIPAL POSITION          SALARY (1)       BONUS (2)               (3)                GRANTED
 ----                         ----------------------        ----------       ---------           ----------          ------------
 W. Bradley Blair, II  . .    Chief Executive              $250,000          $280,133             $785,325            400,000(4)
                              Officer

 David J. Dick . . . . . .    Executive Vice               $150,000          $156,903             $654,437            330,000(5)
                              President

 Scott D. Peters . . . . .    Chief Financial              $138,500(6)       $117,271             $392,663            140,000(7)
                              Officer

(1) Amounts given are annualized for the year ending December 31, 1997. No salary was paid prior to completion of the Company's IPO on February 12, 1997.

(2) Listed bonuses consist of amounts paid in lieu of first and second quarter dividends on then-pending restricted stock grants prior to the date of issuance of such restricted stock, as well as performance related bonuses, earned in 1997 but paid in 1998. The named executives' employment agreements also allow the Compensation Committee to award bonuses upon the executives' achievement of performance-related criteria. Not included in these amounts are car allowances paid to Messrs. Blair, Dick and Peters of $7,500, $6,000 and $4,500, respectively.

(3) On September 19, 1997, pursuant to the 1997 Stock-Based Incentive Plan, Messrs. Blair, Dick and Peters were sold 30,000, 25,000 and 15,000 shares of restricted stock, respectively, for the shares' par value. Beginning in 1998, such grants will vest in four equal annual installments on the anniversary of the date of grant. Vesting generally is contingent upon each named executive's continued employment with the Company but is subject to acceleration upon termination without cause, changes of control and certain other events defined in such executive's employment agreement and in the award. The amounts shown are the fair market value of the entire award (regardless of vesting) on the date of grant (based on the closing price of $26.1875), less the purchase price paid by each named executive. Under the 1997 Stock-Based Incentive Plan, dividends are payable on all restricted stock awards prior to vesting.

(4) Mr. Blair was granted: (a) on February 6, 1997, options to purchase 150,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 90,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 160,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Blair's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

(5) Mr. Dick was granted: (a) on February 6, 1997, options to purchase 125,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 75,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 130,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Dick's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

(6) Effective on July 1, 1997, Scott D. Peters' salary was increased from $125,000 per year to $150,000 per year. Mr. Peters' employment with the Company began on February 12, 1997, the closing date of the IPO. Prior to such date, Mr. Peters was paid a consulting fee totalling $12,000 by Legends Golf, which amount was subsequently reimbursed to Legends Golf by the Company.

(7) Mr. Peters was granted: (a) on February 6, 1997, options to purchase 40,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 20,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 80,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Peters' employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events.

                                OPTION GRANTS IN 1997

                                                              Individual Grants                            Potential Realizable
                                                              -----------------                              Value at Assumed
                                                                                                           Annual Rates of Stock
                                                           Percent of                                     Price Appreciation for
                                                              Total                                             Option Term
                                           Number of         Options                                           -------------
                                         Shares Under-     Granted to       Exercise
                                         lying Options      Employees       Price per    Expiration
        Name          Date of Grant         Granted          in 1997          Share         Date            5%             10%
        -----         --------------        --------         --------         ------        -----           ---            ----
 W. Bradley               2/6/97 (1)        150,000           16.3%           $21.00       2/5/2007     $1,822,343     $4,533,999
 Blair, II
                         4/25/97 (1)         90,000            9.8%          $24.875      4/24/2007     $1,332,204     $3,334,749

                         5/19/97 (2)        160,000           17.4%           $25.75      5/18/2007     $2,472,789     $6,201,463

 David J. Dick            2/6/97 (1)        125,000           13.6%           $21.00       2/5/2007     $1,518,620     $3,778,333

                         4/25/97 (1)         75,000            8.2%          $24.875      4/24/2007     $1,110,170     $2,778,957

                         5/19/97 (2)        130,000           14.1%           $25.75      5/18/2007     $2,009,141     $5,038,689

 Scott D. Peters          2/6/97 (1)         40,000            4.3%           $21.00       2/5/2007     $  485,958     $1,209,066

                         4/25/97 (1)         20,000            2.2%          $24.875      4/24/2007     $  296,045     $  741,055

                         5/19/97 (2)         80,000            8.7%           $25.75      5/18/2007     $1,236,394     $3,100,731

--------------------------------

(1)  Grant awarded pursuant to 1997 Stock Incentive Plan.
(2)  Grant awarded pursuant to 1997 Stock-Based Incentive Plan.

                             OPTION EXERCISES AND VALUES

                                                                 Number of Securities                  Value of Unexercised
                                                                Underlying Unexercised                 In-the-money Options
                                                                        Options                      at December 31, 1997 (1)
                                                                 at December 31, 1997                ------------------------
                                                                 --------------------
                          Shares             Value
                       Acquired on          Received
      Name               Exercise           to date         Exercisable       Unexercisable       Exercisable       Unexercisable
      ----               to date            -------         -----------       -------------       -----------       -------------
                         -------
 W. Bradley                ---                ---               ---              400,000              ---             $2,091,250
 Blair, II

 David J. Dick             ---                ---               ---              330,000              ---             $1,731,875

 Scott D.                  ---                ---               ---              140,000              ---             $  662,500
 Peters

     (1) The closing price on the AMEX of the class of common stock underlying all options was $29.00 on the given date.

EMPLOYMENT AGREEMENTS

     The Company has entered into written employment agreements with W. Bradley Blair, II, David J. Dick and Scott D. Peters. The employment agreement with Mr. Blair has a term of four years, commencing February 7, 1997, the employment agreement with Mr. Dick has a term of three years, commencing February 7, 1997, and the employment agreement with Mr. Peters has a term of two years commencing February 12, 1997. The employment agreements provide for an annual salary of $250,000, $150,000 and $150,000 for Messrs. Blair, Dick and Peters, respectively, with annual performance bonuses determined by the Compensation Committee in connection with the achievement of performance criteria to be determined by the Compensation Committee. In addition, each of Messrs. Blair, Dick and Peters have received options to purchase shares of Common Stock as described above under the heading "Executive Compensation." Each of Messrs. Blair, Dick and Peters, or their estates, would receive severance payments and their stock-based compensation immediately would vest in full upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive with "good reason," i.e., as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any material reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following a change in control of the Company. The severance payments of Messrs. Blair and Dick would be equal to base compensation plus bonus at the most recent annual amount for the longer of the balance of the employment term or two years. The severance payments of Mr. Peters would be equal to base compensation for a period which varies from four months to one year depending upon the time and cause of termination.

     The Compensation Committee may establish additional incentive compensation arrangements for its executive officers and certain key employees.

COVENANTS NOT TO COMPETE

     In their employment agreements, Messrs. Blair, Dick and Peters have agreed to devote substantially all of their time to the business of the Company and not to engage in any competitive business. They have agreed further not to compete directly with the Company in a business similar to that of the Company for a period of one year following any termination of employment. Mr. Blair may continue to invest with Mr. Young and his affiliates in certain residential real estate developments and resort operations.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     RESPONSIBILITIES OF THE COMPANY'S COMPENSATION COMMITTEE. The Company's Executive Compensation Program is administered under the direction of the Compensation Committee of the Board of Directors of the Company, which is composed of three of the four Independent Directors. The specific responsibilities of the Compensation Committee are to:

     1.   Administer the Company's Executive Compensation Program;

     2. Review and approve compensation awarded to the Company's executive officers pursuant to the Executive Compensation Program;

     3. Monitor the performance of the Company in comparison to performance by executive officers in conjunction with executive officer compensation; and

     4. Monitor compensation awarded to executive officers of the Company in comparison to compensation received by executive officers of the Company's Compensation Committee Peer Group (as herein defined).

     Compensation determinations pursuant to the Executive Compensation Program are in substantial part generally made at or shortly after the end of the fiscal year. At the end of the fiscal year, incentive cash bonuses are calculated pursuant to the funds from operations ("FFO") growth criteria which was contained in the respective Golf Trust of America, Inc. Incentive Compensation Plan approved by the Compensation Committee. Payment of a cash bonus is subject to confirmation of the Company's financial performance, which occurs immediately after the end of the fiscal year. Also at the end of the fiscal year, base salaries and grants of long-term equity based compensation under the applicable Stock-Based Incentive Plan are set for the following fiscal year.

     In fulfilling its responsibilities, the Compensation Committee takes into account recommendations from management as well as the specific factors enumerated herein for specific elements of compensation. The Compensation Committee periodically reviews comparative compensation data which includes data on the Compensation Committee Peer Group as well as data from other companies with attributes comparable to the Company.

     THE PHILOSOPHY OF THE COMPENSATION COMMITTEE. The philosophy of the Compensation Committee as reflected in the specific compensation plans included in the Executive Compensation Program is to:

     1. Attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company;

     2. Place more emphasis on short and long-term incentive compensation which is dependent upon both Company and individual performance rather than base salary;

     3. Reward and encourage executive officer activity that results in enhanced value for stockholders; and

     4. Link both short and long-term incentive compensation as much as possible to the achievement of specific individual and Company goals.

     ELEMENTS OF COMPENSATION. It is the belief of the Compensation Committee that the above philosophy can best be implemented through three separate components of executive compensation with each component designed to reward different performance goals, yet with all three components working together to satisfy the ultimate goal of enhancing stockholder value. The three elements of executive compensation are:

     1. Salary, which compensates the executive for performing the basic job description through the performance of routine designated tasks;

     2. Cash bonus, which rewards the executive for commendable performance of special designated tasks or outstanding performance of routine designated tasks during the fiscal year; and

     3. Stock options and/or stock grants, which provide long-term rewards to the executive in a manner directly related to the enhancement of stockholder value through an appreciated stock price.

     In administering each element of compensation, the Compensation Committee considers the integration of that element not only with the other two elements of compensation, but also with additional benefits available to the executive such as the 1997 Employee Stock Purchase Plan, insurance benefits provided by the Company and the 401(k) Profit Sharing Plan and Trust sponsored by the Company.

     BASE SALARY. Base salaries for executive officers are set based on the following factors:

     1. Comparison to executive officer base salaries for the Compensation Committee Peer Group to the extent such data is available;

     2.   Individual performance of the routine designated tasks assigned;

     3.   Overall experience of the executive officer; and

     4.   Historical relationship with the Company.

     As a result of the Compensation Committee's philosophy of focusing the compensation of the Company's executive officers on performance-based rewards, the base salaries of the executive officers may be lower than the Compensation Committee Peer Group.

     Base salary increases for executive officers are considered annually by the Compensation Committee. The granting of salary increases is dependent upon:

     1.   The executive's performance in the following areas:

          a.   Accomplishing the routine designated tasks of the position;

          b.   Promoting Company values;

          c.   Development and training of subordinated Company employees;

          d.   Leadership and team abilities; and

          e. The satisfaction of the respective executive officer's roles and responsibilites.

     2.   Increased or revised job responsibilities.

     3.   Comparison to the Compensation Committee Peer Group.

     4. The executive's prior year base salary and non-performance factors limiting such amount.

     Based upon the above criteria, Mr. Blair, Mr. Dick and Mr. Peters were awarded an increase in their 1997 respective base salaries.

     CASH BONUSES. The Company's 1997 Incentive Compensation Plan rewards Company executives with annual cash bonuses based on favorable performance of both the Company and the individual executive. This plan was formulated to foster a team performance among the executive officers in accomplishing goals for growth in FFO per share of Common Stock ("Per Share FFO") while at the same time aligning executive annual cash incentive goals with stockholder goals through the translation of Per Share FFO growth into an appreciated share price. In 1997, 100% of Mr. Blair's cash bonus was dependent upon Per Share FFO growth over the prior fiscal year. In 1997, Mr. Peter's cash bonus was dependent in large part on Per Share FFO growth over the prior fiscal year and a minority portion of his cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of acquisition goals. The majority of Mr. Dick's cash bonus for 1997 was dependent on the attainment of certain acquisition goals. The remainder of Mr. Dick's cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties.

     Management has informed the Compensation Committee that to further promote the Company's philosophy of performance-based compensation for 1997, certain non-executive senior level officers also have cash bonus elements of compensation, wherein the cash bonus is equally dependent on per share
FFO growth over the prior fiscal year and commendable performance of routine duties.

     STOCK OPTIONS AND STOCK GRANTS. The Compensation Committee believes that awards of stock options or stock grants provide long-term incentive compensation to executive officers that is aligned most directly with the achievement of enhancing value for stockholders through an appreciating stock price. As such, the Compensation Committee believes that awards of stock options or stock grants should be made to executive officers in meaningful amounts on a regular basis.

     The number of stock options or stock grants awarded to an executive officer is based on the following criteria:

     1.   Overall responsibility of the executive officer;

     2.   Overall ability to contribute to an increase in FFO;

     3.   Level of base salary component of compensation; and

     4.   Level of incentive cash bonus.

     The Compensation Committee considers the awards of stock options or restricted stock grants on a current basis only. The existing stockholdings of an individual executive are not taken into consideration when awarding stock options or restricted stock grants.

     DEFINITION OF FUNDS FROM OPERATIONS (FFO). As noted above, certain elements of executive compensation are based on achieving specific goals in Per Share FFO growth. FFO is defined as income or loss before minority interest of unitholders of the Operating Partnership, extraordinary items and non-recurring formation expenses and certain non-cash items, primarily depreciation. Industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT.

     COMPENSATION COMMITTEE PEER GROUP The Compensation Committee compares both the individual components as well as total compensation of executive officers to compensation practices in the comparative market by periodically reviewing data on the Compensation Committee Peer Group provided by management or outside consultants. The Compensation Committee Peer Group is primarily a sampling of REITs with similar characteristics to the Company as well as some similar sized companies from other industries. Utilization of this comparative data provides assurance to both executive officers and the Company's stockholders that executive officers are being compensated adequately yet reasonably in the context of the overall market. While comparative market data is valuable in providing assurance of reasonable compensation for executive officers, the Company's stated policy of emphasizing performance-based compensation may result in base salaries for executive officers being below the comparative norm.

     A portion of the REITs that comprise the Compensation Committee Peer Group as defined above, are also included in the National Association of Real Estate Investment Trust ("NAREIT") equity index that is the basis for the Company Performance Graph contained elsewhere in this Proxy statement, however, not all of those REITs are included in the Compensation Committee Peer Group. The Compensation Committee believes that the equity REITs that comprise the Compensation Committee Peer Group are the best comparisons for the Company and its Executive Compensation Program.

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


STOCK PERFORMANCE GRAPH



[Stock Performance Graph]


                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS OF THE COMPANY AND PRINCIPAL PARTNERS IN THE OPERATING PARTNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock and OP Units by each director, by each named executive officer of the Company, by all directors and officers of the Company as a group and by each person known to the Company to be the beneficial owner of 5% or more of the outstanding Common Stock as of March 15, 1998. Each person named in the table has voting and investment power with respect to all of the shares of Common Stock or OP Units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

                                                               PERCENTAGE OF SHARES                            PERCENTAGE INTEREST
                                           NUMBER OF SHARES       OF COMMON STOCK           NUMBER OF             IN OPERATING
 NAME OF BENEFICIAL OWNER                  OF COMMON STOCK          OUTSTANDING           OP UNITS (1)             PARTNERSHIP
 ------------------------                  ---------------      ------------------       --------------         -----------------
 W. Bradley Blair, II  . . . . . . .          50,007  (2)                *                    12,500 (3)                *

 David J. Dick . . . . . . . . . . .          35,109  (4)                *                    12,500                    *

 Scott D. Peters . . . . . . . . . .          18,623  (5)                *                     ---                     ---

 Larry D. Young (6)  . . . . . . . .           ---                      ---                3,738,556                 29.38%

 Roy C. Chapman  . . . . . . . . . .          10,500  (7)                *                     ---                     ---

 Raymond V. Jones  . . . . . . . . .          11,000  (7)                *                     ---                     ---

 Fred W. Reams   . . . . . . . . . .          35,000  (7)                *                     ---                     ---

 Edward L. Wax   . . . . . . . . . .          11,250  (7)                *                     ---                     ---

 Directors and officers as a
 group (8 persons) . . . . . . . . .         171,489                  2.25%                3,763,556                 29.57%

 Equitable Companies, Inc. (8)   . .         824,600  (9)             10.8%                    ---                     ---

 Wall Street Associates (10) . . . .         435,400 (11)             5.71%                    ---                     ---


------------

*   Less than 1%.

------------

 (1) The Operating Partnership has 12,726,313 OP Units outstanding as of March 15, 1998. The OP Units (other than those owned by the Company) may be redeemed as follows: 50% after the first anniversary of the completion of the IPO and 50% after the second anniversary of the completion of the IPO. Subject to certain limitations including restrictions on owning more than 9.8% of the outstanding shares of Common Stock.

 (2) Includes the 39,507 shares of restricted stock sold by the Company to Mr. Blair, all of which remain subject to vesting conditions. Does not include 133,333 options to purchase shares of the Company's common stock that have vested or will vest by May 20, 1998.

 (3) Does not include 598,187 OP Units held by Legends of Virginia, LC, a prior owner which contributed two of the Initial Courses to the Company. Mr. Blair is the trustee of, and has no equity interest in, a trust that is the managing member of Legends of Virginia, LC by virtue of its 52% voting interest therein. Mr. Blair disclaims any beneficial interest in such OP Units.

 (4) Includes the 33,709 shares of restricted stock sold by the Company to Mr. Dick, all of which remain subject to vesting conditions. Does not include 109,999 options to purchase shares of the Company's common stock that have vested or will vest by May 20, 1998.


                                        22
(FOOTNOTES ON FOLLOWING PAGE)

 (5) Includes the 18,623 shares of restricted stock sold by the Company to Mr. Peters, all of which remain subject to vesting conditions. Does not include 46,607 options to purchase shares of the Company's common stock that have vested or will vest by May 20, 1998.

 (6) Mr. Young's address is c/o Legends Golf, 1500 Legends Drive, Myrtle Beach, South Carolina 29577. Includes 598,187 OP Units held by Legends of Virginia, LC which are beneficially owned by the children and grandchildren of Mr. Young.
Mr. Young disclaims any beneficial ownership in such OP Units.

 (7) Includes 10,000 options to purchase shares of the Company's common stock which have not been exercised.

 (8) Equitable Companies, Inc.,is located at 787 Seventh Avenue, New York, New York 10019..

 (9) According to the Amendment to Schedule 13(G) filed with the SEC, Equitable has sole voting power over 177,500 Shares, shared voting power over 647,100 Shares and sole dispositive power over 824,600 Shares.

(10) Wall Street Associates is located at 1200 Prospect Street, Suite 100, La Jolla, CA 92037.

(11) According to Schedule 13(G) filed with the SEC, Wall Street Associates has voting power over 272,000 Shares and sole dispositive power over 435,400 shares.


CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

     Larry Young, a director of the Company, is the majority owner of Legends Golf (which contributed seven of the Golf Courses to the Company) and the Legends Lessees (which lease the same seven Golf Courses from the Company). Until the IPO, Mr. Blair, who is Chairman of the Board, was the Executive Vice President and Chief Operating Officer of Legends Group Ltd., the parent company of Legends Golf. Upon completion of the IPO, Mr. Blair resigned from Legends Group Ltd. and currently has no affiliation or interest in the golf operations of Legends Golf. Mr. Blair is an inactive shareholder in Blair Conaway Bograd & Martin, P.A., a law firm engaged on a limited basis to provide real estate, corporate and labor law services to the Company.

ACQUISITION OF INTERESTS IN CERTAIN OF THE GOLF COURSES

     Mr. Young and his affiliates received 3,738,556 OP Units in exchange for their interests in certain of the Golf Courses. Upon exercise of their right to redeem such OP Units (one-half of which are currently exercisable and the balance of which are not exercisable until February 1999), such persons and entities may receive an aggregate of 3,738,556 shares of Common Stock or, at the Company's option, cash.

ACQUISITION OF WILDEWOOD GOLF CLUB AND COUNTRY CLUB AT WOODCREEK FARMS

     The Company purchased Wildewood Golf Club and the Country Club at Woodcreek Farms from Stonehenge Golf Development, LLC, of which Lyndell L. Young is the President. Lyndell L. Young is the brother of Larry D. Young, a director the Company.

SANDPIPER TRANSACTION

     Concurrent with the acquisition of Sandpiper Golf Course, the Company formed a taxable subsidiary, Sandpiper GTA Development, Inc. (the "Taxable Subsidiary") to hold title to a 14-acre development site adjacent to the Sandpiper Golf Course. This structure is designed to legally separate the development and sale activities on such site from the operations of the Company and allows for certain transactions and activities to be undertaken on such property while preserving the REIT status of the Company. These activities involve primarily holding property for sale in the ordinary course and possible development of the site while permitting 95% or more of the economic benefit of the site to accrue to the Company in the form of interest and dividends. The Operating Partnership contributed $360,000 in exchange for all of the non-voting common stock of the Taxable Subsidiary, and also made a loan to the Taxable Subsidiary in the amount of $2.7 million, which accrues interest at 9.0% per annum. The Operating Partnership also contributed $1.35 million for the Series A Preferred Stock which provides for a preferred, cumulative return of 8.5%, has a liquidation preference equal to the original capital contribution, and provides for certain participation rights in the sales proceeds of the property owned by the Taxable Subsidiary. Mr. Blair and Mr. Young contributed $22,500 each to the Taxable Subsidiary in exchange for all of the voting common stock of the Taxable Subsidiary and signed a promissory note agreeing to contribute an additional $22,500 each to the Taxable Subsidiary, which permits Mr. Blair and Mr. Young, subject to the senior rights of the Operating Partnership as holder of the $2.7 million promissory note and holder of the preferred stock, to participate in a portion of the net sales proceeds of the property of the Taxable Subsidiary.

LOANS TO OFFICERS

     On September 19, 1997, the Company issued 70,000 restricted common shares to officers of the Company under the 1997 Stock-Based Incentive Plan. These shares were issued for $.01 when the market price was $26.1875. On January 2, 1998 loans, of approximately $525,000 were made to W. Bradley Blair, II and David J. Dick, for the partial payment of related taxes. Mr. Blair borrowed $286,000 at 6.02% interest per annum and Mr. Dick borrowed $239,000 at 6.02% per annum. In addition, the Company has agreed to fund up to approximately $937,000 over the next five years to pay additional taxes related to the issuance of such shares. Such loans are secured by OP Units and/or shares of Common Stock and are payable in full by December 31, 2002 with interest payable annually.

REPAYMENT OF INDEBTEDNESS

     The Company repaid approximately $26.3 million of indebtedness guaranteed by Mr. Young. The Company also paid to Mr. Young's affiliates approximately $8.4 million in repayment of a loan made to Legends Golf in connection with the development of the two recently-opened Golf Courses.

     Additionally, the Company reimbursed Legends Golf $522,500 and Mr. Dick $62,000 for direct out-of-pocket expenses incurred in connection with the Formation Transactions.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with W. Bradley Blair, II, David J. Dick and Scott D. Peters, pursuant to which Mr. Blair serves as Chairman of the Board, Chief Executive Officer and President, Mr. Dick serves as Executive Vice President and Mr. Peters serves as Senior Vice President and Chief Financial Officer of the Company for a term of four years, three years and two years, respectively, at an initial annual base compensation of $250,000, $150,000 and $150,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. Upon termination of the employments other than for cause, Messrs. Blair, Dick and Peters will be entitled to receive severance benefits and the immediate vesting of all stock-based compensation.

OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

     Legends Golf currently owns a golf course that is not being contributed to the Company because it is subject to a ground lease with a short remaining term, and may acquire or develop additional golf courses in the future. The Company has an option and right of first refusal to acquire all such golf courses, pursuant to an Option to Purchase and Right of First Refusal Agreement (the "Option Agreement"). Commencing four years after the public opening of a golf course developed by Legends Golf, or 24 months after the acquisition of an established operating golf course, the Company may purchase the applicable golf course under the Option Agreement for a purchase price based on the net operating income of the golf course, subject to adjustments agreed upon by the parties, divided by a capitalization rate equal to the Company's cost of equity capital plus 200 basis points. For purposes of this calculation, the Company's cost of equity capital is deemed to equal the Company's Funds From Operations yield for the then current fiscal year as published by First Call, less reserves for capital expenditures. In the event Legends Golf receives a bona fide third party offer to acquire a developed golf course, the option will not be effective pending the acquisition by the third party, in which case the Company shall have the right to purchase the developed golf course pursuant to the right of first refusal described below. The Company anticipates that any such developed golf course will have achieved stabilized operating revenues before the Company would consider purchasing such developed golf course from Legends Golf or any affiliate of Legends Golf.

     If the Company does not elect to exercise its option to acquire a golf course owned, acquired or developed by Legends Golf, or if the parties are unable to agree on the adjustments to net operating income for purposes of the pricing formula, then the Company has a right of first refusal under the Option Agreement with respect to such golf course. The right of first refusal will obligate Legends Golf to offer the Company the right to buy any such golf course on the same terms and conditions as Legends Golf intends to offer to any third party. If the Company does not exercise its right to acquire such golf course, Legends Golf will be free to sell to a third party, provided if Legends Golf either opts not to sell the golf course within nine months or reduces the purchase price by 5% or more, Legends Golf must again offer the golf course to the Company. The Option Agreement shall generally run for a period of 10 years after the IPO.

                CHANGES IN THE COMPANY'S CERTIFYING PUBLIC ACCOUNTANT

     Effective February 28, 1997, the Company engaged BDO Seidman, LLP as principal accountants. BDO Seidman, LLP audited the Company's financial statements for the period ending December 31, 1997. A representative from BDO Seidman, LLP will be present at the 1998 Annual Meeting and will be given an opportunity to make a statement and to answer appropriate questions.

     The Company was formed on November 8, 1996. Price Waterhouse LLP were engaged as the Company's original independent accountants. On February 26, 1997, the Company dismissed Price Waterhouse LLP as independent accountants. The decision to change accountants was approved by the Audit Committee and ratified by the Board of Directors of the Company.

     The Company's balance sheet as of November 8, 1996 was audited by Price Waterhouse LLP. The balance sheet and the report of Price Waterhouse LLP thereon were included in the Company's Form S-11 which was declared effective by the Securities and Exchange Commission on February 6, 1997. In connection with
Price Waterhouse LLP's audit of the November 8, 1996 balance sheet and through February 26, 1997, there were no disagreements between the Company and Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the November 8, 1996 balance sheet and there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

     The report of Price Waterhouse LLP on the Registrant's November 8, 1996 balance sheet did not contain an adverse opinion or a disclaimer of opinion and the report was not qualified or modified as to uncertainty, audit scope or accounting principles.

                                 COST OF SOLICITATION

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit personally or by telephone and tabulate the proxies. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owed by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and stockholders owning greater that 10% of the Common Stock of the Company are required by SEC regulations to furnish the Company with copies of all reports filed pursuant to
Section 16(a).

     Based solely on review of copies of such reports required by Section 16(a) or written representations that no such reports were required, the Company believes that during 1997, all of its officers and directors, and stockholders owning greater that 10% of the Common Stock of the Company complied with all applicable Section 16(a) filing requirements.

                  STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the 1999 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and may be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Golf Trust of America, 14 North Adger's Wharf, Charleston, South Carolina, 29401. Any such notice shall set forth:

     (a) the name and address of the stockholder and the text to be introduced;

     (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice; and

     (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

     Such notice must be received by December 31, 1998. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.


                         By Order of the Board of Directors
                         /s/  David J. Dick
                         Executive Vice President and Secretary
                             GOLF TRUST OF AMERICA, INC.

                    Proxy for 1998 Annual Meeting of Stockholders

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Golf Trust of America, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of 1998 Annual Meeting of Stockholders and Proxy Statement and hereby appoints W. Bradley Blair, II and David J. Dick as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Golf Trust of America, Inc. held of record by the undersigned on April 1, 1998 at the 1998 Annual Meeting of Stockholders to be held May 18, 1998 or any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

                   [Continued and to be signed on the reverse side]

----------------------------------------------------------------------------

                                 FOLD AND DETACH HERE

1. To approve the amendment to the Company's Charter regarding indemnification of directors and advance payment of expenses:

     FOR      AGAINST      ABSTAIN
     [ ]       [ ]          [ ]

2. To approve the amendment to the Company's Charter regarding Supermajority Provisions for certain amendments to the Charter:

     FOR      AGAINST      ABSTAIN
     [ ]       [ ]          [ ]

3. To approve the amendment to the Company's Charter regarding applicability of stock transfer restrictions:

     FOR      AGAINST      ABSTAIN
     [ ]       [ ]          [ ]

4.   To approve the Company's 1997 Stock-Based Incentive Plan:

     FOR      AGAINST      ABSTAIN
     [ ]       [ ]          [ ]

5.   To elect the following directors to serve for a term of three years:


                                        WITHHOLD
                         FOR        AUTHORITY TO VOTE

     David J. Dick       [ ]            [ ]

     Roy C. Chapman      [ ]            [ ]

6. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve.

     In addition, the proxies are authorized, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR the nominees listed above and FOR Proposals 1,
2, 3 and 4.   This proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR PROPOSALS 1, 2, 3 AND 4 IF NO SPECIFICATION IS MADE

                        PLEASE RETURN YOUR EXECUTED PROXY TO
                           CHASEMELLON SHAREHOLDER SERVICES
              IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE



Signature(s)                                          Dated:            , 1998
              ----------------------------------             -----------
Print name(s)
              ----------------------------------
(Print name(s) as it/they appear on certificates)
Please print name(s) appearing on each share certificate(s) over which you have voting authority.


I plan to attend the 1998 Annual Meeting of Stockholders.  [ ]